JPMORGAN VALUE OPPORTUNITIES FUND
and
WASHINGTON MANAGEMENT CORPORATION

AMENDED AND RESTATED

BUSINESS MANAGEMENT AGREEMENT

           AGREEMENT made this 23rd day of February 2006, between  JPMORGAN VALUE OPPORTUNITIES FUND, INC. (a Maryland corporation, hereinafter referred to as the "Fund"), and WASHINGTON MANAGEMENT CORPORATION (a Delaware corporation, hereinafter referred to as the "Corporation").

WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the "1940  Act"); and

WHEREAS, the Corporation is experienced and able to act as business manager of the Fund;

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of undertakings herein, it is agreed by and between the parties hereto as follows:

1.           Services to be Provided by the Corporation.  The Corporation, as business manager for the Fund, will, at its own expense furnish to the Fund the services of its employees and agents to perform the executive, administrative and clerical services in the management and conduct of the corporate business and affairs of the Fund.   Such services shall include, but not be limited to, those services set forth in Exhibit A, attached to this agreement and made a part of it.

2.           Expenses.  The Corporation shall bear expenses incurred by it which are necessary for the performance of its duties and activities specified in the Agreement, except such expenses as are assumed by the Fund under this Agreement.  The Corporation (or its affiliates, as applicable) will also pay the compensation and expenses of all officers and executive employees of the Fund who are directors, officers or employees of the Corporation or of its affiliates and will make available or cause to be made available, without expense  to the Fund, the services of such of the directors, officers and employees of the Corporation or its affiliates as may duly be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law.  The Fund shall bear all of its other expenses incurred in its operation and not specifically assumed by the Corporation.  The expenses assumed by the Fund shall include, without limitation:  organizational expenses of the Fund; fees and expenses incurred in connection with the Fund's membership in investment company organizations; fees of the investment adviser; interest expenses; taxes and governmental fees; distribution fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and with various state securities authorities; the expenses of qualifying the Fund to do business in jurisdictions where such qualification is required; accounting, auditing and legal costs; the cost of preparing share certificates or any other expenses, including clerical and administrative expenses, related to the issue, redemption and repurchase of Fund shares; insurance premiums; fees and expenses of the Custodian and Transfer Agent for the Fund and for any related services; expenses of obtaining quotations on the Fund's portfolio securities and pricing of the Fund's shares; expenses of shareholders' meetings; expenses of preparing and distributing reports, proxies and prospectuses to existing shareholders; and expenses and fees of the Fund's Directors who are not "interested persons" of the Fund, as that term is defined in the 1940 Act.

3.           Compensation.  For the services provided and the expenses assumed by the Corporation, the Fund shall pay to the Corporation a fee, computed daily and to be paid on or about the 10th day of each month, equal on an annual basis to: 0.175% of the average daily net assets of the Fund.

            The term "average daily net assets of the Fund" is defined as the average of the values placed on the net assets of the Fund as of the close of the New York Stock Exchange, on each day on which the net asset value of the portfolio of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of the net assets of its portfolio as of some  other time on each business day, as of such time.  The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Fund's then current Registration Statement under the 1940 Act and the Securities Act of 1933 ("Registration Statement").  If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph 3, the value of the net assets of the Fund shall be deemed to be the value of such net assets as last determined in accordance with the Registration Statement.  If the determination of the net asset value of the Fund has been suspended pursuant to the Registration Statement for a period including a month for which payment pursuant to this Agreement is due, the Corporation's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

4.           Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Corporation hereby agrees that all records which it maintains or causes to be maintained for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.  The Corporation further agrees to preserve or cause to be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

           5.       Sub-contracts.  The Corporation may, from time to time, at its own expense, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.

6.           Limitation of Liability.  Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Corporation nor its stockholders, officers, directors, employees or agents shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Corporation's duties or by reason of reckless disregard of the Corporation's obligations and duties under this Agreement.  Notwithstanding the foregoing, the Corporation shall not be liable to the Fund for the acts and omissions of any party engaged by the Corporation to assist it in carrying out its obligations under this Agreement except to the extent that such party is liable to the Corporation for such acts and omissions pursuant to the contract under which the Corporation shall have retained such party.  Any person, even though also employed by the Corporation, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as the employee or agent of the Corporation.

7.           Services Not Exclusive.  It is understood that the services of the Corporation are not exclusive, and nothing in this Agreement shall prevent the Corporation, or any affiliate thereof, from providing similar services to other investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or other clients or from engaging  in other activities.

8.           Duration and Termination.  This Agreement shall become effective as of March 31, 2006, 4:00 PM EST and shall continue in force until March 31, 2007, if not sooner terminated.  This Agreement shall continue in effect for successive 12-month periods, unless terminated, provided that each such continuance is specifically approved at least annually by (a) the vote of a majority of the entire Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and (b) the vote of a majority of those Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval.  This Agreement may be terminated at any time without payment of any penalty, by the Fund upon the vote of a majority of the Fund's Board of Directors or by a majority of the outstanding voting securities of the Fund, or by the Corporation, in each case, on sixty (60) days' written notice to the other party.  This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act).

9.           Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.           Miscellaneous.

a.  This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, as amended, or rules or orders of the  Securities and Exchange Commission thereunder.

b.  The captions of this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

c.   If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

d.  The Corporation shall for all purposes herein be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                    JPMORGAN VALUE OPPORTUNITIES FUND, INC.
Attest:

_____________________        By:_______________________________

        WASHINGTON MANAGEMENT CORPORATION
Attest:

_____________________        By:______________________________

EXHIBIT A

TO

AMENDED AND RESTATED BUSINESS MANAGEMENT CONTRACT

SERVICES TO BE PERFORMED BY
WASHINGTON MANAGEMENT CORPORATION (“WMC”)
PURSUANT TO SECTION 1

1.
Provide the services of its officers as administrative executives of the Fund and the services of any directors of the Fund who are "interested persons" of the Corporation or its affiliates, as that term is defined in the Act, subject in each case to their individual consent to serve and to applicable legal limitations.

2.	Furnish and compensate all employees required to perform the duties under the Business Management Agreement.

3.
 Provide office space, secretarial and clerical services and wire and telephone services (not including toll charges, which will be reimbursed), and monitor and review Fund contracted services and the distribution plan.

4.
Arrange and coordinate all Board and Committee meetings.  Coordinate and provide meeting schedules and maintain lists of agenda items for Board and Committee Meetings.  Maintain schedule of Board and Committee meeting duties and requirements including matters requiring Board action, such schedule to include annual action items such as action required for renewal of business management agreement, investment adviser agreement, 12b-1 plans, principal underwriting agreement, shareholder servicing agreements and regulatory filings.

5.
Prepare, collect and disseminate, in conjunction with all service providers, Board and Committee meeting materials.  Produce and provide periodic and special reports to the Board in advance of meetings.

6.	Draft Board and Committee meeting minutes. Provide Board and Committee minutes to members for approval.

7.	Assist the Board in developing Fund policies and procedures.

8.
Establish procedures to assist the Board of Directors with their oversight duties (including Fund governance, contracts, accountant selection, insurance, net asset valuation, director independence, audit committee financial expert, chief compliance officer and inter-fund transactions).

9.
Assist Board members’ on-going education, including their duties and responsibilities.  Provide orientation to new Board members, and regularly inform the Board of industry and regulatory developments.  Carry out instructions of the Board with respect to policy decisions.

10.	Assist the Board with approval of key service provider agreements. Work with Governance Committee to provide all necessary and requested data for evaluation purposes.

11.
Assist the Board in review and approval of WMC, Adviser and Fund compliance program.  The WMC Chief Compliance Officer will interface with the Chief Compliance Officer of the Fund as well as serve as the liaison to regulators for inquiries.

12.
Prepare and analyze comparative statistical data on investment results, operating expenses and growth of the Fund, sales and redemptions of the Fund’s shares, and submit periodically the following reports on such data to the Board of Directors:

a.	Brokerage commissions paid to securities dealers for transactions in portfolio securities of the Fund.

b.	Sales of the Fund shares by securities dealers.

c.	Comparative performance.

d.	Net sales and redemptions of Fund shares.

13.	Assist Board members in maintaining their independence. Prepare provide and review annual independent director questionnaires.

14.
Ensure that 50% of Directors have been elected by shareholders and majority (prospectively 75%) of Board is independent by periodically reviewing ratio of Directors elected by shareholders and ratio of those that are independent.

15.	Assist the Board of Directors in overseeing the development and operation of share class-based services to shareholders.

16.
Assist the Board and Proxy Committee regarding developing, monitoring and updating procy voting policies and procedures.  Advise the Fund's Board of Directors of any significant controversies relating to proxy votes.  Schedule meetings of Proxy Committee.  Provide the Board with an annual report setting out the voting record of proxies.

17.	Provide copies of SEC filings to Board members.

18.	Assist in making travel arrangements for Officers and Directors attending out-of-town meetings.

19.	Assist the Board in designating an Audit Committee Financial Expert.

20.	Assist the Board in designating a Chief Compliance Officer.

21.
Maintain or provide for the maintenance of corporate, tax and accounting records of the Fund.  Fund records maintained include items such as SEC filings, tax filings, Board and Committee meeting materials and minutes, code of ethics, Fund agreements and Fund procedures.  Periodically review files to verify completeness.

22.	Prepare or arrange for the preparation of all corporate licensing, applications and tax returns.

23.	Monitor the daily financial position of the Fund.

24.	Coordinate and facilitate with independent accountants the annual audit of the Fund’s financial statements.

25.	Create and design shareholder reports. Prepare and arrange for their printing and timely distribution to shareholders.

26.	Monitor the activities of the Investment Adviser and Principal Underwriter for compliance with the terms of their respective contracts.

27.	Monitor shareholder services provided by the Fund’s Transfer Agent.

28.	Monitor services provided by Custodian of the Fund’s investment assets and cash balances. Review and re-negotiate fees for the services of Custodian.

29.	Coordinate and maintain liaison with appropriate officers and personnel of the Investment Adviser, Principal Underwriter, legal counsel, independent registered public accountant, and custodian bank.

30.
Review filings and authorize payments in connection with state registration requirements. Maintain a record of geographical distribution of Fund shares sales in connection with state registration requirements.

31.
Coordinate the voting of all proxies of the portfolio companies held by the Fund.  Provide the personnel to support the CEO of the Fund (or his designated voting officer) who votes all proxies in accordance with the Board's policies.  Execute voting of proxies, maintain paper copy of proxy materials and voting record.  Prepare monthly voting report, reviewed by Fund officers.

32.	Consult with counsel and auditors on current legal, accounting and tax matters.

33.	Issue instructions for the payment of all dividends and capital gain distributions.

34.
Supervise preparation of SEC filings and the printing of Notices of Meetings of Shareholders, proxy statements and proxy cards, when necessary. Coordinate review of proxy statement by fund officers, directors, counsel and independent accountant.  Make preliminary proxy and definitive proxy filings.  Coordinate and conduct shareholder meetings.

35.	Make Board authorized transfers to the Fund's operating account from its custody account.

36.	Pay all Fund expenses from the Fund's operating account. Maintain a record of and monitor all Fund expenditures. Provide Board with regular reports setting out Fund expenses.

37.	Reconcile Fund’s operating account statement each month.

38.	Review and analyze Fund expense ratios and consider changes in accrual rates.

39.	Maintain schedule for all required Fund filings.

40.
Prepare and file necessary amendments to the SEC Registration Statement under the Securities Act of 1933, including that required for the renewal of and updates to the Fund Prospectus.  Coordinate review by Fund service providers including WMC, Fund counsel, Investment Adviser, Fund accounting and audit firm.  Coordinate delivery to current shareholders and Principal Underwriter.  Prepare and supervise printing of any required supplementary stickers to the Prospectus, and file same with the SEC and required states.

41.
Prepare and file the N-SAR semi-annual report of the Fund with SEC under the Investment Company Act of 1940.  N-SAR responses are generated from multiple sources and reviewed by multiple fund officers.  N-SAR is compared to previous filing for consistency and accuracy.

42.
Develop and maintain disclosure controls and procedures in compliance with N-CSR and  N-Q requirements. Organize a Disclosure Controls Committee which will meet in connection with filing of Form N-CSR and Form N-Q and as otherwise appropriate.    Committee will ensure that any material weakness or fraud, of which it is aware, is reported directly to the Fund’s Audit Committee and independent public accountant.

43.
Prepare and file Form N-CSR. Information required to be disclosed in Form N-CSR is accumulated and communicated to the Fund’s management, including its Principal Executive Officer (“PEO”) and Principal Financial Officer (“PFO”) to allow timely decisions regarding required disclosure.

44.
Prepare and file Form N-Q including Fund holdings and certification.  Quarterly holdings report will be prepared in coordination with fund accounting and is reviewed by WMC Disclosure Controls Committee.

45.	Prepare and file Form N-PX setting out the Fund’s proxy voting record.

46.	Prepare and file Form 24f-2.

47.	Keep informed with respect to regulatory and industry developments.

48.	Develop, administer and monitor Fund Code of Ethics. Maintain record of pre-clearance requests and monitor pre-clearance procedures, and receive and review annual reports and confirmation statements.

49.	Assist Board in development and implementation of Code of Professional Standards for Fund PEO and PFO. File Code with Form N-CSR.

50.	Develop and Monitor Codes of Conduct for Attorneys, including WMC attorneys.

51.	Review with the Fund's Counsel compliance with provisions of the Investment Company Act of 1940, as amended.

52.
Monitor, review and file applicable tax filings.  Monitor tax law changes applicable to registered investment companies.  Periodically analyze general ledger to ensure that required distributions for income and excise tax are met.  Calculation of distributions will be reviewed by Fund officers and submitted to directors for approval.  Ensure elections and schedules are properly calculated and included with tax returns.  Maintain copies of all final schedules.  Ensure tax returns (including extensions) are timely filed with federal and state authorities.

53.
Monitor, and report regularly to the Board on the use of Fund assets for payments under Rule 12b-1 Plans of Distribution to assure such expenditures are limited to expenses authorized by the Board of Directors and are within overall plan limits.  Review all plan payments for consistency with the terms of the Plans. Assist Board in review of materials presented by Principal Underwriter and Fund counsel to assist directors in assessing annual required renewal of each 12b-1 plan. Review sales literature provided to WMC by Principal Underwriter for consistency with Fund policies and procedures.

54.
Participate in the development and implementation of the Fund’s privacy policy as required under Regulation S-P.  Implement and maintain WMC privacy policy and periodically remind staff of obligations under the policy.

55.	Develop, maintain, and assist Fund in developing and maintaining, procedures related to applicable anti-money laundering requirements and customer identification program.

56.	Assist Board in developing procedures and recommending changes to Audit Committee Charter to comply with applicable requirements.

57.
Reconcile month-end custodian account statements with fund accounting records, including security positions.  Any discrepancies will be noted, researched and resolved.  Copies of discrepancies will be provided to the PEO and PFO.

58.	Monitor reports and file required items necessary for compliance with Section 17f-4 of the Investment Company Act of 1940.

59.	Review annual renewal information related to fidelity bond and other insurance policies.

60.	Receive and review a month end portfolio pricing report of Fund assets. Any exceptions will be investigated and reconciled.

61.
Securities without readily available market prices will be priced using Board approved valuation procedures.  Maintain records of fair valued securities.  Prepare board reports of fair valued securities.

62.	Perform periodic compliance reviews relating to policies and procedures of the Fund, as deemed necessary by WMC.

63.	Receive and review monthly fund accounting exception reports.

64.	Receive and review periodic compliance reports from Investment Adviser.

65.	Develop and monitor “whistle blower” provision to allow WMC personnel to report possible violations of Fund policy or regulations.

66.	Coordinate 17a-7 interfund transactions.

67.	Monitor 10f-3 transactions.

68.	Monitor 17e-1 transactions.

69.
Respond directly and/or in coordination with appropriate service partner to inquiries received directly from shareholders and dealers.  Maintain copy of correspondence.  Make special reports to shareholders, as requested.

70.	Maintain a disaster recovery program to provide for effective contingent operations as well as communication with key service providers in the event of business location failure.

71.	Perform such other activities, duties and responsibilities as promulgated by rule, regulation or board request.

AGREEMENT

AGREEMENT made this 1st day of March 2007, between JPMorgan Value Opportunities Fund, Inc., Washington Management Corporation, J.P. Morgan Investment Management Inc. and JPMorgan Distribution Services, Inc.

WHEREAS, Washington Management Corporation (“WMC”) serves as business manager of the JPMorgan Value Opportunities Fund (the “Fund”),

WHEREAS, J.P. Morgan Investment Management Inc. (“JPMIM”) serves as investment adviser of the Fund;

WHEREAS, JPMorgan Distribution Services, Inc. (“JPMDS”) serves as shareholder servicing agent and distributor of the Fund:

WHEREAS, the Fund wishes to maintain expense ratios for each share class that are as  reasonable as possible;

WHEREAS, WMC, JPMIM and JPMDS wish to assist the Fund in maintaining the expense ratio for each share class at as low a level as reasonably possible;

NOW, THEREFORE, WMC, JPMIM, JPMDS and the Fund agree as follows:

1.
WMC shall waive such portion of its fees for service as business manager and JPMDS (or JPMIM) shall waive such portion of its fees as shareholder service agent (or investment adviser) as is necessary and  reimburse class specific and or fund expenses as mutually agreed upon, to maintain the Fund’s Institutional Share Class expense ratio at 0.65%.  The amount of any required waiver shall be determined monthly and made in  the following manner:

a.           WMC shall waive the first ten basis points of any requiredwaiver;
b.           the next five basis point of any required waivers shall be borne
30% by WMC and 70% by JPMDS (or JPMIM);
c.           JPMDS (or JPMIM) shall waive all required waiver amounts over15 basis points.

2.
Once the required Institutional Share Class waivers have been implemented, JPMDS and/or JPMIM shall waive such additional portion of its fees as shareholder service agent (or investment adviser) as is necessary and/or reimburse class specific and or fund expenses, to maintain the Fund’s Class A  expense ratio at 1.09% and the Fund’s Class B and Class C expense ratios each at 1.59%.  The amount of any required waiver shall be determined monthly and made by JPMDS waiving amounts up to total amount of the Class A, Class B and/or Class C shareholder service fee or in the case of JPMIM the investment advisor fee.

3.
Neither  WMC, JPMIM or nor JPMDS shall be required to maintain the expense caps as outlined in paragraph’s 1 or 2 to the extent any share class’ expense ratio is more than the expense cap described in paragraphs 1 and 2 as the result of acquired fund fees and expenses (as may be disclosed in the Fund’s prospectuses), interest, taxes and extraordinary expenses.

4.	This Agreement supersedes the waiver agreement dated November 1, 2006 and shall terminate on October 31, 2008.

JPMORGAN VALUE OPPORTUNITIES FUND, INC.

                                           By:_____________________________________
                                              President

WASHINGTON MANAGEMENT CORPORATION

By:_____________________________________
    Chairman

J.P. MORGAN INVESTMENT MANAGEMENT INC.

                                           By:_____________________________________
Director

JPMORGAN DISTRIBUTION SERVICES, INC.

By:_____________________________________
                                                                Vice President

JPMORGAN DISTRIBUTION SERVICES, INC.

SERVICE AGREEMENT
Shareholder Servicing

This Agreement is entered into between the financial institution executing this Agreement (“Financial Intermediary”) and JPMorgan Distribution Services, Inc. (“JPMDS”).

RECITALS

WHEREAS, JPMDS serves as the Shareholder Servicing Agent for each of the trusts and the corporation listed on Exhibit A (each, a “Trust”; collectively, the “Trusts”) each with one or more series or classes of shares (each a “Fund”, collectively the “Funds”) pursuant to a Shareholder Servicing Agreement effective as of February 19, 2005 (the “Shareholder Servicing Agreement”);

WHEREAS, pursuant to the Shareholder Servicing Agreement, JPMDS is authorized to delegate the provision of some or all of the services contemplated by the Shareholder Servicing Agreement to financial intermediaries; and

WHEREAS, JPMDS desires to retain Financial Intermediary to provide such services to owners or beneficial owners of shares of the Funds that Financial Intermediary makes available to its customers (“Customers”) on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

I.           Services.

 Financial Intermediary shall accept Customers’ instructions for transactions in shares of the Funds (“Shares”) and transmit them to the Funds in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”), the applicable rules, regulations and requirements, and the operating procedures set forth on Exhibit B. In addition, Financial Intermediary will provide to its Customers some or all of the services specified in Exhibit C.

II.           Transactions in Shares.

A. The Funds will execute all accepted orders for the purchase of any Shares at the next determined public offering price per share (i.e., the net asset value per share plus the applicable initial sales load, if any) and the Funds will execute all accepted orders for the redemption of any Shares at the next determined net asset value per share, in each case as described in the Prospectus. JPMDS and the Funds reserve the right to reject any purchase request in their sole discretion.

B. The Financial Intermediary agrees that neither the Funds, JPMDS nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Financial Intermediary (i) to determine whether such request is genuine or authorized by the Customer or (ii) to determine the suitability of a particular Fund or Class for such Customer.  The Funds, JPMDS and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Financial Intermediary, and will have no liability whatsoever for any losses, claims or damages to or against Financial Intermediary or any Customer resulting from the failure of Financial Intermediary to transmit any such request, or from any errors contained in any request.

C. Financial Intermediary confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders from Customers and transmitting them to the Funds. Financial Intermediary may authorize such intermediaries as it deems appropriate (“Correspondents”) to receive orders on the Funds’ behalf.  Financial Intermediary shall be liable to the Funds for each Correspondent’s compliance with applicable regulations, requirements and this Section II to the same extent as if Financial Intermediary itself had acted or failed to act instead of the Correspondent.

D. Financial Intermediary certifies that it will at all times follow relevant rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);
(ii)	the provisions of this Agreement; and
(iii)	the Prospectus.

E.  Financial Intermediary further certifies that it:

(i)
has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(ii)
has determined that each Correspondent has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus requirements with respect to late trading, market timing and abusive trading practices;

(iii)	upon request, will provide information and further certification to JPMDS or its designee to verify compliance with this Section II and Section D in Exhibit B; and

(iv)       will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and such other policies established by the Trust from time to time.

F. The parties agree that in performing its services under to this Agreement: (i) Financial Intermediary is acting as agent for the Customer;  (ii) the Customer is for all purposes the customer of Financial Intermediary; (iii) each transaction is initiated solely upon the order of the Customer; (iv) as between Financial Intermediary and the Customer, the Customer will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of the Customer and not for Financial Intermediary’s account; and (vi) each transaction shall be without recourse to Financial Intermediary provided that Financial Intermediary acts in accordance with the terms of this Agreement; and (vii) except for the limited purpose of receiving orders for Share transactions from Customers as described in Section II.C. of this Agreement, Financial Intermediary shall have no authority to act as agent for JPMDS or the Funds.

III.           Shareholder Information

A.  Effective October 16, 2007, Financial Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Financial Intermediary Fund Account during the period covered by the request.

(i)
Requests must set forth a specific period, not to exceed one year from the date of the quest, for which transaction information is sought.  A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time.  The Fund may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii)
Financial Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 3(a).  If requested by the Fund or its designee, Financial Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 3(a) is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 3(a) for those shareholders who hold an account with an indirect intermediary; or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.  Financial Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).  (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)
The Fund agrees not to use the Shareholder information received from Financial Intermediary pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Financial Intermediary.

B. Effective October 16, 2007, Financial Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through a Financial Intermediary Fund Account) that violate policies established for the purpose of eliminating or reducing market timing and abusive trading practices.

(i)
Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Financial Intermediary Fund Account(s) or other agreed upon information to which the instruction relates.

(ii)	Financial Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Financial Intermediary.

(iii)
Financial Intermediary must provide written confirmation to the Fund that instructions have been executed.  Financial Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

C.  For purposes of this Section 3 of the Agreement:

(i)
The term “Financial Intermediary Fund Account” means a direct or networked Shareholder account with the Fund maintained by Financial Intermediary or an omnibus account with the Fund maintained by Financial Intermediary.

(ii)
The term “Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the series of the trusts and corporation listed in the Agreement.

(iii)
The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through a Financial Intermediary Fund Account.

(iv)
The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Financial Intermediary Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Financial Intermediary Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by Financial Intermediary owning Shares held by or through a Financial Intermediary Fund Account.

(v)           The term “written” and/or “in writing” includes electronic writings and facsimile ttransmissions.

(vi)	The term "Financial Intermediary" shall mean a "financial intermediary" as defined in 22c-2 of the Investment Company Act.

(vii)           The term "purchase" does not include the automatic reinvestment of dividends.

(viii)
The term "promptly" as used in 3(a)(ii) shall mean as soon as practicable but in no event later than ten business days from the Financial Intermediary's receipt of the request for information from the Fund or its designee transmissions.

IV.           Representations, Warranties and Covenants

A. JPMDS represents and warrants that:

(i)	It has the requisite authority to enter into this Agreement and to make the payments contemplated herein; and

(ii)That the payment to Financial Intermediary of any fees pursuant hereto is authorized under the Shareholder Servicing Agreement.

B. Financial Intermediary represents, warrants and agrees that:

(i)	It has the requisite authority to enter into this Agreement and to perform the services contemplated herein;

(ii)
The execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligation of Financial Intermediary;

(iii)
It is, and will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations and will disclose its receipt of fees hereunder to Customers (and, if required, will obtain their consent to such receipt) in accordance with applicable laws and regulations;

(iv)To the extent Shares are purchased by Customers  through a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan”), the arrangements provided for in this Agreement will be disclosed to the Plan(s) through their representatives;

(v)Either (a) it is not a "fiduciary" with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or (b) its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(vi)
That if it plans to participate in the NSCC’s Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”), and/or in Networking, Financial Intermediary is a member of the NSCC or otherwise has access to Fund/SERV and it has executed and filed with the NSCC the standard Networking agreement;

(vii)	Its services set forth on Exhibit C hereof will in no event be primarily intended to result in the sale of Shares; and

(viii)It will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under current industry practices, each issued by a qualified insurance carrier with a Best's rating of at least "A," and, upon JPMDS’ request, it will furnish a certificate of insurance evidencing such coverage.

Each party hereto agrees to provide to the other such information or documentation necessary for such party to fulfill its obligations hereunder and such other information or documentation as either party may reasonably request.

V.            Fees

For the services provided by Financial Intermediary hereunder, JPMDS agrees to pay to Financial Intermediary a fee with respect to each Fund, which fee is calculated daily and paid monthly in arrears, at the annual rates and with respect to the classes of Shares set forth on Exhibit D based on the average daily net asset value of the total number of such Shares of a Fund held by Customers.

Financial Intermediary’s acceptance of any fees hereunder shall constitute its representation (which shall survive any payment of such fees and any termination of this Agreement and shall be reaffirmed each time Financial Intermediary accepts a fee hereunder) that the fees set forth on Exhibit D are appropriate to the services Financial Intermediary provides to Customers holding such Shares.

VI.           Indemnification

A.  Financial Intermediary shall indemnify and hold harmless JPMDS, each Fund, the transfer agent of the Funds, and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by Financial Intermediary of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(ii)
any actions or omissions of JPMDS, any Fund, the transfer agent of the Funds, and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Financial Intermediary; and

(iii)
any willful misconduct or negligence (as measured by industry standards) of Financial Intermediary, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

B. JPMDS shall indemnify and hold harmless Financial Intermediary and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by JPMDS of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(ii)
      any alleged untrue statement of a material fact contained in any Fund's registration statement or Prospectus or any alleged omission to state therein  a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

(iii)
      any willful misconduct or negligence (as measured by industry standards) of JPMDS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

C.  Neither JPMDS nor Financial Intermediary shall be liable for special, consequential or incidental damages.  This indemnity agreement will be in addition to any liability which the parties may otherwise have.

D. The agreement of the parties in this Section V to indemnify each other is conditioned upon the party entitled to indemnification (Indemnitee) promptly giving notice to the party required to provide indemnification (Indemnitor) as to any claim as to which indemnity may be sought. The Indemnitor shall have the option to defend the Indemnitee against any such claim or any litigation arising from it, in which case the defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee.  The Indemnitee may retain additional counsel at its expense. The failure of the Indemnitee to give notice as provided in this Sub-section (D) shall not relieve the Indemnitor from any liability other than its indemnity obligation under this Section.   The Indemnitor may not settle any action without the written consent of the Indemnitee unless such settlement completely and finally releases the Indemnitee from any and all liability. Except with the prior written consent of the Indemnitor, the Indemnitee may not confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify.

E. The provisions of this Section V shall survive the termination of this Agreement.

VII. Confidentiality

A.  Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business.  Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process.  Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon Proprietary Information.

B.                 All information, including “nonpublic personal information” as that term in defined in Regulation S-P, relating to shareholders of the Funds who are Customers is and shall remain the sole property of the Funds and the Financial Intermediary and shall not be disclosed to or used by the Funds, the Financial Intermediary, JPMDS, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section VI B shall not prohibit the Financial Intermediary, the Funds, JPMDS, or any of their affiliates from utilizing the names of Customers, for any purpose if the names are obtained in any manner other than from Financial Intermediary pursuant to this Agreement.

C.                 If applicable, Financial Intermediary will deliver the Funds’ privacy policy as required by Regulation S-P.

D.                 The provisions of this Section VI shall survive the termination of this Agreement.

VIII.  Effective Date, Amendment and Termination

A.
This Agreement shall become effective as of the date executed by JPMDS or as of the first date thereafter upon which Financial Intermediary performs any service, or receives any payment pursuant hereto.

B.
This Agreement may be amended by JPMDS from time to time by the following procedure. JPMDS will mail a copy of the amendment to Financial Intermediary's address, as shown on the signature page hereof.  If Financial Intermediary does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Financial Intermediary's objection must be in writing and be received by JPMDS within such thirty days.

C.	This Agreement may be terminated as follows:

(i)
by any party as to any Fund without cause by giving the other party at least thirty (30) days' written notice. The termination of this Agreement with respect to any one Fund will not cause the Agreement's termination with respect to any other Fund.

(ii)      Notwithstanding the foregoing, this Agreement may be terminated at any time if required by applicable law, rule, regulation, order, or instruction by a court of competent jurisdiction or regulatory body or self-regulatory organization with jurisdiction over JPMDS or Financial Intermediary.

(iii)	This agreement also shall terminate immediately upon termination of the Shareholder Servicing Agreement.

IX.  Miscellaneous

A.           Custody. Financial Intermediary represents and warrants, and JPMDS acknowledges, that Fund shares maintained by the Fund for Customers hereunder are held in custody for the exclusive benefit of customers of Financial Intermediary and shall be held free of any right, charge, security interest, lien or claim against Financial Intermediary in favor of the Fund or its agents acting on behalf of the Fund.

B.  Use of Names.  Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or of the Funds in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except that Financial Intermediary may identify the Funds in a listing of funds offered by Financial Intermediary.

C.  Anti-Money Laundering.   Financial Intermediary represents that it has established an Anti-Money Laundering Program ("AML Program") that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes.  Its AML Program includes written policies and procedures regarding the i) verification of the identity of its Customers and the source of Customers’ funds, and ii) reporting of any suspicious transactions in a Customer’s account.  Financial Intermediary agrees to cooperate with JPMDS to satisfy JPMDS’ AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations.  Financial Intermediary will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Funds and/or JPMDS with any requested information about Customers and their Fund accounts in the event that the Funds and/or JPMDS shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

D. Representations with Respect to the Funds.  Financial Intermediary and its agents shall not make any representation concerning a Fund or Shares, except those contained in the Prospectus or SAI, in current material furnished by JPMDS to Financial Intermediary, or in materials created by Financial Intermediary and submitted to and approved in writing by JPMDS.

E. Nonexclusivity.  JPMDS acknowledges that Financial Intermediary may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies. JPMDS may enter into other similar agreements for the provision of shareholder services with any other person or persons without Financial Intermediary’s consent.

F. Force Majeure.  Neither Financial Intermediary nor JPMDS nor their respective affiliates shall be liable to the other or to any Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, provided that such party has exercised such reasonable diligence as the circumstances require.

G. Security Against Unauthorized Use of Funds' Recordkeeping Systems.  Financial Intermediary agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system, accessed via (a) the world wide web or any URL maintained by the Funds or JPMDS, (b) a networking/data access arrangement or (c) computer hardware or software provided to Financial Intermediary by JPMDS.

H. Notices.  Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by: (i) personal delivery; (ii) postage prepaid, registered or certified United States first class mail, return receipt requested; (iii) overnight courier services; or (iv) facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein).

Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention:  President.

I. Records. Financial Intermediary will maintain all records required to be kept by state and federal law relating to transactions in Shares and, upon request by the Funds, will promptly make such records available to the Funds or their designee.

J.           Assignment and Governing Law.  This Agreement may not be transferred or assigned (as that term is defined in the Investment Company Act) by either JPMDS or Financial Intermediary without the written consent of both parties, and shall be construed in accordance with the laws of the State of New York..

        -  -

JPMORGAN DISTRIBUTION SERVICES, INC.FINRA CRD Number: 104234

Street Address:
1111 Polaris Parkway, OH1-1235
Columbus, Ohio 43240
Phone:  (614) 213-3041
Fax:  (614) 213-6324

By:

Name:

Title:

Date:

                                                                  _____________________
Financial Intermediary Name                                                                                                                      FINRA CRD Number
(Please Print or Type)

Address

City:                                                                 State                                                             Zip Code

Phone: ____________________________                                                                                                    Fax:__________________________________

By:
          Authorized Signature

Print Name or Type Name

Title

Date

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EXHIBIT A

TRUSTS AND CORPORATION

JPMorgan Trust I
JPMorgan Trust II
JPMorgan Value Opportunities Fund Inc.
J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Group
J.P. Morgan Mutual Fund Investment Trust
Undiscovered Managers Funds

        -  -

EXHIBIT B

OPERATING PROCEDURES

JPMDS and Financial Intermediary shall follow the following operating procedures in connection with transactions in Fund Shares by Customers through Financial Intermediary, except as otherwise agreed to in writing by the parties.

A.  Net asset value per share is generally provided on a daily basis to NASDAQ and other major news organizations by 5:55 p.m. Eastern time.  Net asset value can be provided directly to Financial Intermediary after 6:00 p.m. Eastern time upon request.

B.  JPMDS will furnish notice of the declaration of any income, dividends, or capital gains distributions payable by the Funds.  This information will include the ex, record and payable dates along with the Fund’s reinvestment price.  Typically, this notice will be given by fax transmission, but may be given by other means as may be reasonable under the circumstances.

C.  Dividends and capital gains distributions paid for each of the J.P. Morgan Funds are automatically reinvested in additional shares of the same Fund unless the Customer has elected to have them paid in cash.

D. Execution of orders for Shares
The execution of all orders for Share transactions will be subject to the terms of the Prospectus, these Operating Procedures and, if executed through Fund/SERV, the NSCC’s rules and procedures.

1. Money Market Funds

Customers’ orders to purchase and redeem Fund Shares must be received by JPMDS or the Funds’ transfer agent from Financial Intermediary prior to the order deadlines listed in each Fund’s prospectus for the orders to be effective the same day.

2. Non-money market funds

(a) The Financial Intermediary certifies as follows:

(i) orders to purchase and redeem shares received by Financial Intermediary or its Correspondents (as defined in Section II C of the Agreement) prior to the earlier of the close of trading on the New York Stock Exchange or the close of a Fund (generally, 4:00 p.m., Eastern Time (“ET”)) (“Market Close”) on any day that a Fund is open for business (“Day 1”) will be electronically transmitted to the Funds by 8:00 a.m.,  ET on the next day that the Fund is open for business (“Day 2”)(such orders are referred to as “Day 1 Trades”); and

(ii)  orders to purchase and redeem shares received by Financial Intermediary or its Correspondents after the Market Close on Day 1, but prior to the Market Close on Day 2 (“Day 2 Trades”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the second day that the Fund is open for business following Day 1.

(iii)  If the Financial Intermediary cannot electronically transmit Day 1 Trades to the Funds by 8:00 a.m., ET on Day 2, Financial Intermediary will transmit such orders by facsimile prior to the beginning of trading on the New York Stock Exchange (generally 9:30 a.m ET) on Day 2.

(b).  Day 1 Trades will be effected at the NAV calculated as of the Market Close on Day 1, and Day 2 Trades will be effected at the NAV calculated as of the Market Close on Day 2.  The Trust agrees that, consistent with the foregoing, Day 1 Trades (Day 2 Trades) will have been received by the Funds prior to the Market Close on Day 1 (Day 2) for all purposes, including, without limitation, effecting distributions.

F. Payments for Shares shall be made as specified in the Prospectus.  If payment for any purchase order is not received in accordance with the terms of the Prospectus, JPMDS reserves the right, without notice, to cancel the sale and to hold Financial Intermediary responsible for any loss sustained as a result thereof, including loss of profit.

G. Issuance and transfer of each Fund’s shares will be by book entry only.  The Funds will not issue stock certificates.

H. JPMDS will make available to Financial Intermediary a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time.  Financial Intermediary agrees to sell or offer to sell Shares only in the states and other jurisdictions appearing on the most recent list received from JPMDS.

I.  Financial Intermediary agrees to provide each Fund, each Fund’s transfer agent and/or other parties designated by them with information, on a daily basis, regarding the state or jurisdiction of residence of each Customer for which Financial Intermediary provides services under this Agreement.  Such information shall be provided for purposes of the Funds’ regulatory requirements and shall be in a form mutually agreeable to JPMDS and Financial Intermediary.

J.  The Fund or its designee will provide Financial Intermediary with confirmations of executed trades through Fund/SERV when applicable or by mail or electronic means.  Periodic account statements will be provided to Financial Intermediary showing the total number of Shares held, Share transactions, dividends and other distribution during the statement period, and such other information as may be required from time to time.

        -  -

EXHIBIT C
Services Provided by Financial Intermediary

Pursuant to the Services Agreement to which this is attached and made a part, Financial Intermediary hereby agrees to provide some or all of the personal shareholder liaison services and account information services (“Shareholder Services”) described in this Exhibit C.

For purposes of this Agreement, Shareholder Services shall include:

a)	assisting in establishing and maintaining accounts with the Funds;
b)
answering Customer inquiries (through electronic and other means) regarding account status and history, Share prices, dividend amounts and payment dates, and the manner in which purchases and redemptions of Shares may be effected;

c)	providing Customers with information through electronic means;
d)	assisting Customers in completing application forms, designating and changing dividend options, account designations and addresses;
e)	facilitating the settlement with the Fund of Customers’ Share transactions in accordance with the Fund’s Prospectus and this Agreement;
f)	verifying Customer requests for changes to account information;
g)	handling correspondence from Customers about their accounts; and
h)	providing such other shareholder services as JPMDS or a Customer may reasonably request.

        -  -

EXHIBIT D

Calculation and Payment of Fees Pursuant to Section IV

A. For the services provided by Financial Intermediary hereunder, JPMDS agrees to pay to Financial Intermediary a fee set forth below, with respect to the classes of Shares of each Fund set forth below, calculated daily and paid monthly in arrears, at an annual rate based on the average daily net asset value of the total number of such shares of a Fund held in accounts at Financial Intermediary (determined by multiplying the number of such shares times the publicly-reported net asset value of each share), excluding the value of  (i) shares held in an account with Financial Intermediary prior to the effective date of the Agreement as to the Fund issuing such shares, and (ii) shares first placed or purchased in an account with Financial Intermediary after the termination of the Agreement as to the Fund issuing such shares; all as follows:

0.05% on each Share Class of each  Fund

JPMDS reserves the right not to pay fees to Financial Intermediary if Financial Intermediary’s fee payments for a given month are deemed to be de minimis.  JPMDS currently adheres to a $25.00 de minimis threshold, but reserves the right to change that threshold from time to time.

B. JPMDS shall pay Financial Intermediary such fee by wire transfer or other form acceptable to Financial Intermediary and the payment shall be separate from payments related to redemption proceeds and distributions.

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